Exhibit 107.1

Calculation of Filing Fee Tables

Form S-3

(Form Type)

Sight Sciences, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered (1)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial effective date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward

Newly Registered Securities

Fees to Be Paid	Equity	Common Stock, $0.001 par value

	Equity	Preferred Stock, $0.001 par value

	Debt	Debt Securities

	Other	Warrants

	Unallocated (Universal) Shelf		Rule 457(o)	(2)	(2)	$200,000,000(3)	$110.20 per $1,000,000	$22,040

Fees Previously Paid

Carry Forward Securities

Carry Forward Securities

	Total Offering Amounts							$200,000,000

	Total Fees Previously Paid							-

	Total Fee Offsets							-

	Net Fee Due							$22,040
(1)

In accordance with Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall be deemed to cover an indeterminate number of additional shares of Common Stock to be offered or issued from stock splits, stock dividends or similar transactions.

(2)

Pursuant to Instruction 2.A.iii.b. of Item 16(b) of Form S-3, this information is not specified as to each class of securities to be registered. There is being registered hereby such indeterminate number of the securities of each identified class as may from time to time be issued at indeterminate prices. Securities registered hereunder may be sold separately, or in combination with other securities registered hereunder.

(3)	The proposed maximum aggregate offering price has been estimated solely to calculate the registration fee in accordance with Rule 457(o) under the Securities Act.